Exhibit 99.1

Contacts:

Dan Darazsdi
+1 910 558 7915
daniel.darazsdi@ppdi.com

Luke Heagle
+1 910 558 7585
luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Third Quarter 2009 Financial Results;

Updates 2009 Financial Guidance

Highlights:

•	Continued strong margin delivery

•	Cash flow from operations of $55 million

•	Planning to spin-off compound partnering business

•	Acquiring significant presence in China

•	Advances in strategic partnering

WILMINGTON, N.C. (October 27, 2009) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2009.

PPD recorded net revenue of $341.1 million for the third quarter of 2009, compared to $394.1 million for the third quarter of 2008. Third quarter 2009 income from operations was $46.9 million, compared to $69.9 million for the same period in 2008. Third quarter 2009 diluted earnings per share were $0.32, compared to $0.43 for the same period last year.

Segment Performance

Development segment net revenue for the third quarter of 2009 was $315.8 million, compared to $358.7 million for the third quarter of 2008. Development segment income from operations for the third quarter of 2009 was $52.2 million, compared to $69.3 million for the third quarter of 2008. Third quarter 2009 income from operations for this segment included restructuring costs of $3.9 million resulting from the company’s previously announced workforce reduction in North America.

Discovery sciences segment net revenue for the third quarter of 2009 was $1.1 million, compared to $3.4 million for the third quarter of 2008. Third quarter 2008 net revenue for this segment included a $3.0 million milestone payment from Takeda Pharmaceutical Company Limited triggered by the submission of a new drug application for alogliptin in Japan. Discovery sciences segment loss from operations for the third quarter of 2009 was $5.3 million, compared to income from operations of $0.6 million for the same period in 2008. The loss for the third quarter of 2009 was due primarily to an increase in research and development expenditures from the company’s dermatology business, which it acquired in the second quarter of 2009.

Other Financial Information

New business authorizations for the third quarter of 2009 totaled $425.5 million. Contract cancellations and adjustments for the quarter were $160.3 million. Backlog at September 30, 2009, was $3.2 billion.

Year-to-date days sales outstanding at September 30, 2009, were 32.6 days, compared to 42.2 days at December 31, 2008. Cash flow from operations for the third quarter of 2009 was $55.2 million. At September 30, 2009, PPD had $682.9 million in cash and investments. The effective tax rate for continuing operations in the third quarter of 2009 was 21.8 percent.

“Although third quarter new business authorizations were below target, PPD was recently selected as a strategic outsourcing partner by five sponsors and request for proposal activity is improving,” said David Grange, chief executive officer of PPD. “We are continuing to strengthen our global presence, and we believe our scale and continued focus on innovative alliances will enable us to improve our sales execution. Our leadership team is fully-aligned, and we are committed to executing our strategic plans to increase value for our shareholders.”

Strategic Initiatives

As announced earlier today, PPD’s board of directors has authorized management to proceed with preparations to spin-off its compound partnering business from its core contract research organization, or CRO, business. PPD expects to accomplish the proposed spin-off through a tax-free, pro rata dividend distribution to the shareholders of PPD. The spin-off will result in two well capitalized, highly focused, independent public companies. The CRO business will continue to operate under the PPD name, and will no longer be coupled with the earnings dilution from the company’s compound partnering business. The compound partnering business will have the opportunity to access external capital, if needed, without any constraints associated with operating in combination with the CRO business.

PPD previously announced it has entered into an agreement to acquire Excel PharmaStudies, Inc., one of the largest CROs in China, providing PPD additional capacity and expertise in this rapidly growing market. The acquisition strengthens PPD’s ability to offer Phase II–IV clinical, data management, biostatistics, regulatory and quality assurance services under a variety of operating models, ranging from functional to full service. Combining its drug development expertise with its global central laboratory operations in Beijing and Singapore positions PPD to deliver a broad set of services to biopharmaceutical companies in Asia Pacific.

In addition, PPD also announced it has signed an agreement to invest up to $100 million in Celtic Therapeutics Holdings L.P., an investment fund organized for the purpose of identifying, acquiring and investing in a diversified portfolio of 10 to 15 or more novel therapeutic product candidates. Celtic Therapeutics will focus on mid-stage drug development candidates that have progressed through human proof-of-concept studies and are targeted to address unmet medical needs. This investment is intended to set the stage for a strategic alliance between Celtic Therapeutics and PPD to forge a new paradigm for time and cost-efficient decision making and execution in drug development.

“We have made significant progress executing our global business strategy during the third quarter,” said Fred Eshelman, executive chairman of PPD. “We believe that by separating our compound partnering business from our core CRO business, we can unlock the intrinsic value of both businesses. Through the acquisition of Excel PharmaStudies, we will strengthen our position in the Chinese drug development market, and create a solid foundation for future growth in Asia Pacific. We are pursuing all of our initiatives with a clear strategy to drive long-term value for our clients, partners and shareholders.”

Guidance

PPD also announced it is revising its 2009 revenue and earnings guidance to reflect the impact of lower-than-expected new business authorizations, significant project cancellations, adjustments and delays, and expected changes within the company’s discovery sciences segment. The following table shows the revised full year 2009 net revenue and diluted earnings per share guidance for each segment and the total company.

	Revised 2009 Guidance
Net revenue[1]
Development	$1,282	-	$1,307
Discovery sciences	8	-	8

Total company	$1,290	-	$1,315

EPS
Development	$1.38	-	$1.39
Discovery sciences[2]	0.00	-	0.01

Total company	$1.38	-	$1.40

[1]	Net revenue in millions, excluding reimbursed out-of-pocket expenses.
[2]	Discovery sciences EPS includes $0.15 from discontinued operations.

PPD anticipates it will expand its compound partnering portfolio through the licensing of two additional compounds in the fourth quarter of 2009. Discovery sciences segment diluted earnings per share guidance for the full year 2009 includes research and development expenses and other costs totaling approximately $11 million related to the potential new compounds.

PPD anticipates that cash flow from operations for the full year 2009 will be approximately $170 million. Projected capital expenditures for the full year 2009 should be approximately $60 million.

Net revenue is the most directly comparable GAAP financial measure to net revenue excluding reimbursed out-of-pocket expenses. Although net revenue excluding reimbursed out-of-pocket expenses is not superior to or a substitute for GAAP net revenue, PPD excludes reimbursed out-of-pocket expenses from its forecasted net revenue because they are difficult to accurately predict and are immaterial in that they do not affect operating income, net income or earnings per share. PPD further believes this non-GAAP financial information is useful to investors because it more accurately reflects the net revenue that will be generated by PPD’s services, and because it provides information for period-to-period comparisons.

PPD will conduct a live conference call and webcast tomorrow, October 28, 2009, at 9 a.m. ET to discuss its third quarter 2009 results, various strategic initiatives and revised 2009 financial guidance. A Q&A session will follow. A slide presentation related to PPD’s strategic initiatives is available on the PPD Web site. All interested parties can access the webcast and slide presentation through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	89019065

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of and delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; costs and risks associated with the development and commercialization of drugs, including uncertainties regarding regulatory submissions and approvals, and successful sales and marketing thereafter, for alogliptin and Priligy®; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; risks associated with and dependence on collaborative relationships; the ability to attract, integrate and retain key personnel; the risks enumerated in the press releases announcing the acquisition of Excel PharmaStudies, the planned spin-off of the compound partnering business and the investment in and future alliance with Celtic Therapeutics; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Net revenue:
Development	$358,674	$315,841	$1,077,120	$981,374
Discovery Sciences	3,441	1,099	19,804	7,543
Reimbursed out-of-pockets	32,020	24,119	92,811	72,252

Total net revenue	394,135	341,059	1,189,735	1,061,169

Direct costs:
Development	173,748	150,347	534,484	473,003
Discovery Sciences	379	550	1,124	1,668
Reimbursable out-of-pocket expenses	32,020	24,119	92,811	72,252

Total direct costs	206,147	175,016	628,419	546,923

Research and development	1,629	4,604	7,827	10,832
Selling, general and administrative	101,223	94,077	300,186	286,098
Depreciation and amortization	15,203	16,570	44,797	47,897
Restructuring costs	-	3,892	-	3,892
Impairment of intangible asset	-	-	1,607	-

Income from continuing operations	69,933	46,900	206,899	165,527

Impairment of investments	(2,092)	-	(15,435)	-
Other income, net	6,635	1,246	14,907	2,102

Income from continuing operations before income taxes	74,476	48,146	206,371	167,629
Provision for income taxes	24,000	10,472	67,740	46,994

Income from continuing operations	50,476	37,674	138,631	120,635

Discontinued operations, net of taxes	708	-	1,689	19,668

Net income	$51,184	$37,674	$140,320	$140,303

Income per share from continuing operations:
Basic	$0.43	$0.32	$1.16	$1.02

Diluted	$0.42	$0.32	$1.15	$1.02

Income per share from discontinued operations:
Basic	$0.01	$-	$0.01	$0.17

Diluted	$0.01	$-	$0.01	$0.17

Net income per share:
Basic	$0.43	$0.32	$1.18	$1.19

Diluted	$0.43	$0.32	$1.16	$1.18

Dividends declared per common share	$0.10	$0.15	$0.30	$0.425

Weighted average number of shares outstanding:
Basic	118,704	118,130	119,093	117,951

Diluted	120,152	118,577	120,620	118,721

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2008	September 30, 2009
Cash, cash equivalents, short-term and long-term investments	$608,437	$682,877
Accounts receivable and unbilled services, net	401,303	460,643
Total assets	1,754,428	1,944,419
Unearned income	246,649	273,667
Shareholders’ equity	1,180,996	1,337,805

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2008	September 30, 2009
Cash and cash equivalents	$491,755	$437,595
Short-term investments	27,064	156,140
Long-term auction rate securities	89,618	89,142

	$608,437	$682,877